Exhibit 4.8
                                                   Dated for reference purposes
                                                         only - August 31, 1988


                    MACDONALD, DETTWILER AND ASSOCIATES LTD.

                 1988 KEY EMPLOYEE SHARE OPTION PLAN (MSOP-88)

                             SECTIN 1 - DEFINITIONS

This 1988 Key Employee Share Option Plan (MSOP-88) of MacDonald, Dettwiler and Associates Ltd. established the 11th day of March, 1988 with effect from and after April 1, 1988.

     1.1  In the Plan, the following words shall have the following meaning:

          "Common Shares" means the common voting shares of MacDonald Dettwiler as from time to time constituted;

          "Company" means MacDonald Dettwiler, or any subsidiary, all of whose voting shares are owned by MacDonald Dettwiler;

          "Directors" means the Board of Directors of MacDonald Dettwiler as from time to time constituted;

          "Employee" means any person who is a permanent employee of the Company, who works for at least 25 hours per week;

          "ESOP-88" means the 1988 Employee Share Option Plan of MacDonald Dettwiler dated March 11, 1988, as from time to time amended;

          "Key Employee" means those Employees who are key Employees of the Company as determined by the Directors;

          "Leaving Date" means the earliest date on which the Key Employee completes his service and ceases to be employed with the Company (whether caused voluntarily by resignation or involuntarily by dismissal or disability), or on which the Key Employee dies or on which his services are otherwise terminated;

          "MacDonald Dettwiler" means MacDonald, Dettwiler and Associates Ltd.;

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          "MSOP-II" means the Management Share Option Plan II of MacDonald
          Dettwiler dated April 1, 1985, as from time to time amended;

          "Option" means the right to acquire Option Shares pursuant hereto;

          "Option Shares" means the number of Common Shares of MacDonald Dettwiler for which Options are granted as determined in Article 3 hereof;

          "Plan" means this Key Employee Share Option Plan (MSOP-88), as from time to time amended;

          "Secretary" means the secretary of MacDonald Dettwiler;

          "Subscription" means for any Key Employee, the number of Option Shares subscribed for;

          "Subscription Price" for each of the fiscal years means the price as established pursuant to Section 5 hereof;

          "TSE" means The Toronto Stock Exchange.

                                 SECTION 2 - ELIGIBILITY

     2.1 No person may be a Key Employee or be granted an Option hereunder to acquire Option Shares unless that person is an Employee.

     2.2 The Directors shall select those Employees who are entitled to become Key Employees for the purpose of each fiscal year during the term of this Plan. The Directors may in their discretion appoint a committee of not less than three persons (of which not more than one person may be an Employee) to consider and, if thought fit, approve such recommendations, which approval shall be deemed to be designated by the Directors.

                       SECTIN 3 - NUMBER OF OPTION SHARES AND TERM

     3.1 The number of Option Shares available for grant under this Plan and MSOP II shall not exceed 400,000 Common Shares, the amount to be granted in each fiscal year to be as determined by the Directors.

     3.2 The term of this Plan shall be 5 years from March 31, 1988 to March 31, 1992 provided, however, that with respect to any granted Option same may have a term permitting vesting in excess of the 5 years and with respect to any vested

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          Option same may have a term permitting exercise thereof in excess of the 5 years.

                                SECTION 4 - GRANT OF OPTION

     4.1 The Company shall grant Options to Key Employees in respect of each fiscal year of the Company commencing with the fiscal year ending March 31, 1988 to and including the fiscal year ending March 31, 1992 in the manner as hereafter provided.

     4.2 Each Key Employee, for each fiscal year that he is a Key Employee shall, subject to compliance with the terms hereof, be granted an Option to purchase such number of Option Shares as determined by the Directors in each fiscal year of the Plan. The Key Employee will be entitled to earn or be vested in the amount of Option Shares granted to a Key Employee under this Plan in equal annual instalments over a 5 year period after the date of the grant.

     4.3  Any Option hereunder is not transferable.

                              SECTION 5 - SUBSCRIPTION PRICE

     4.1 The Subscription Price for any Option Shares granted hereunder shall be:

          (a) if the Common Shares are not listed on the TSE, the price as determined by the Directors; or

          (b) if the Common Shares are listed on the TSE, the average closing market price of the Common Shares on the TSE for the 10 days preceding the date of the grant less the maximum discount permitted by the TSE.

          Notwithstanding the foregoing, if any Option Shares have been granted hereunder and have not vested in the Key Employee prior to the listing of the Common Shares on the TSE, the Subscription Price may be changed to be the Subscription Price permitted by the TSE.

                           SECTION 6 - VESTING OF OPTION SHARES

     5.1 Any Option granted to a Key Employee and Subscription for Option Shares hereunder by that Key Employee shall vest in and shall entitle that Key Employee to purchase and pay for the Option Shares contained in any Option and subscribed for by the Key Employee at the respective Subscription Price therefore, upon the Key Employee achieving objectives specified by the Directors such that if the actual achievement to the objective is 100% or more,

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          the Key Employee shall be vested in 100% of the Option Shares available under his grant for that fiscal year; if the actual achievement to the objective is 50% the Key Employee will be vested in 25% of the Option Shares available under his grant for that fiscal year; if the actual achievement to the objective is less than 50% the Key Employee will lose all entitlement to the Option Shares for that fiscal year. Any achievements between such percentages shall be pro rated. Notwithstanding the foregoing, the Directors may grant additional Option Shares in the event of extraordinary achievements.

     6.2 The Secretary shall advise the Key Employee of the number of Option Shares vested in each fiscal year.

     6.3 Upon vesting any Option Shares may, subject to the terms hereof, be purchased over a 3 year period from the date of the vesting. Any Option Shares which are vested and not purchased by the expiration of the 3 year period shall remain in the Treasury of MacDonald Dettwiler.

                        SECTION 7 - SUBSCRIPTION AND EXERCISE TERMS

     7.1 A Key Employee wishing to exercise any Option for vested Option Shares shall give notice, in writing, to the Secretary exercising the Option, subscribing for all or any part of the Option Shares then vested and paying the applicable Subscription Price for such Option Shares subscribed for.

     7.2 Notwithstanding the foregoing, no Key Employee shall be entitled to subscribe for any Vested Option Shares hereunder, or purchase or pay for any vested Option Shares which are subscribed for, if such Key Employee does not purchase his full entitlement to Option Shares under ESOP-88 for that fiscal year, if the ESOP-88 offering is then current and for all previous fiscal years under ESOP-88 during which the Key Employee was a participant under both ESOP-88 and hereunder.

     7.3 After receipt of payment for any Subscriptions, MacDonald Dettwiler shall issue to each Key Employee a share certificate representing the Option Shares purchased hereunder in the name of the Key Employee.

                      SECTION 8 - TERMINATION OF OPTION OR SEPARATION

     8.1 If a Key Employee ceases to be an Employee for any reason whatsoever, the Key Employee shall only have the right to purchase those Option Shares which have vested prior to the Key Employee s Leaving Date and shall have the right to purchase any Option Shares which are so vested at that time, at any time or from time to time during the balance of the 3 year period with respect thereto.

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     8.2  If a Key Employee shall cease to be an Employee by reason of death, the executor or personal representatives shall have the right the same rights as set forth in paragraph 8.1 hereof with respect to the Option Shares which have vested for that Key Employee.

                                    SECTION 9 - GENERAL

     9.1 In the event the authorized capital of the Company as presently constituted is consolidated into a lesser number of Common Shares or subdivided into a greater number of Common Shares, the number of Common Shares with respect to which the Option has been granted or subscribed for shall be decreased or increased proportionately, as the case may be, and the price to be paid by the Employee for each such Common Share shall be adjusted accordingly and the Employee shall have the benefit of any stock dividend declared, from the date as of which the Option is granted until the right to purchase the Common Shares under the Option terminates, with respect to the Common Share which may be purchased under the Option.

     9.2 From time to time, the Directors may amend any provision of the Plan, including increasing the Subscription Price for any unissued Option Shares, or terminate the Plan but no amendment or termination shall divest any Employee of his Option or any right an Employee may have in respect thereof, which is then exercisable, without the consent of such Employee.

UPON MOTION duly made and seconded, and after discussion, it was UNANIMOUSLY RESOLVED that 300,000 Common Shares be and these are hereby allocated for issue to eligible employees under the Employee Share Option Plan (ESOP-88) as at June 1, 1992 at a price per share of $3.60. Employees must pay for subscribed shares no later than May 30, 1996. Any shares acquired under this allocation of ESOP-88 and disposed of by employees before May 30, 1993 must be sold to the Company for proceeds equal to cost.

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         AMENDMENT NO. 1 TO THE 1988 KEY EMPLOYEE STOCK OPTION PLAN OF
                    MacDONALD, DETTWILER AND ASSOCIATES LTD.


          In accordance with the Plan of Arrangement implemented pursuant to that certain Combination Agreement dated as of August 31, 1995 and amended on September 29, 1995 by and between MacDonald, Dettwiler and Associates Ltd., Orbital Sciences Corporation and 3173623 Canada Inc. (terms defined in the Combination Agreement and not otherwise defined herein are used with the meanings therein defined), the KESOP 88 shall be amended by deleting the words in subsection 9.1 and replacing them with the words following:

          "In the event that the outstanding Shares of the Company shall be changed into or exchanged for a different number or of kind of securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share capitalization, sub-division or consolidation, then there shall be substituted for each Share subject to any such Option, for each share authorized for issuance pursuant to the Plan but not yet covered by an Option and for the maximum number of Shares issuable under the Plan with respect to any year, the number and kind of securities into which each outstanding Share shall be so changed or for which each such Share shall be exchanged.

          In the event that there shall be any change, other than as specified in this subsection, in the number or kind of outstanding Shares of the Company or of any securities into which such Shares shall have been changed or for which Shares shall have been exchanged, then an equitable adjustment shall be made in the number or kind of Shares or any such securities theretofore authorized for issuance pursuant to the Plan but not yet covered by an Option, of the Shares or any such securities then subject to an Option or Options, and the maximum of Shares or any such securities issuable under the Plan with respect to any year, such adjustment to be reasonably determined by the Directors and to be effective and binding for all purposes.

          In the case of any such substitution or adjustment as provided for in this subsection, the Option price for each share option agreement for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of securities covered by the Option after the relevant event multiplied by the revised Option price shall equal the number of shares covered by

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          the Option prior to the relevant event multiplied by the
          original Option price. No adjustment or substitution provided for in this subsection shall require the Company in any share option agreement to issue a fractional Share and the total substitution or adjustment with respect to each share option agreement shall be limited accordingly."

          Dated this 17th day of November, 1995.

                                   Per: /s/ Robert Wallis
                                        MacDONALD, DETTWILER
                                        AND ASSOCIATES LTD.

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